Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to this Registration Statement on Form S-4 of our reports dated March 1, 2010, relating to the consolidated financial statements and financial statement schedule of Smith International, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Smith International, Inc. and subsidiaries for the year ended December 31, 2009, which are incorporated by reference in Schlumberger Limited’s Current Report on Form 8-K dated August 27, 2010.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

August 27, 2010